Exhibit 10.4

Dynatrace
2023 Annual Short-Term Incentive Plan

1.Purpose. This Annual Short-Term Incentive Plan (the “Plan”) authorizes the establishment of a bonus program under which selected employees of Dynatrace, Inc. (the “Company”) and its subsidiaries are eligible to earn bonuses under the Plan. The Plan is being adopted on a voluntary basis and at the discretion of the Company as a performance incentive for the participating employees in connection with the future operations of the Company.
2.Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), subject to the express provisions of the Plan. The Committee shall have the sole discretion to interpret any and all terms and conditions of the Plan and to determine whether any bonus is due or payable under the Plan. The Committee may delegate its authority to Company management as the Committee sees fit.
3.Definitions.
“Payout Amount” is the adjusted potential bonus that a Participant may earn based on achievement against the Performance Measures, which is calculated after the Bonus Year is complete, as set forth herein.
“Bonus Year” means the fiscal year for which the Performance Measures are measured, as set forth in Exhibit A.
“Earnings” includes base salary and does not include commissions, or the value of any other contractual or non-contractual benefits that are paid or provided in addition to fixed base salary.
“On-Target Bonus” is an amount of money set as the On-Target Bonus for each Participant at the beginning of the Bonus Year, in the Committee’s sole discretion. The On-Target Bonus amount is subject to increase or decrease, as explained below, based upon the Participant’s achievement of his/her Performance Measures.
“Participant” means a full-time employee of the Company, or any of its subsidiaries, who has been designated by the Committee as a participant in the Plan.
“Performance Measures” are objectives which are set by the Committee, in its sole discretion, at the beginning of the Bonus Year for each Participant. The Performance Measures may be any combination of achievement requirements that are applicable to: (i) the Company as a whole; (ii) a given Participant or group of Participants; and/or (iii) a combination of (i) and (ii). The Performance Measures are generally defined by assessment of ARR, revenue, operating income, EBITDA and/or similar goals, but the Committee retains the discretion to set each Participant’s Performance Measures.
4.Assessment of Performance Measures.
A.The Performance Measures and the On-Target Bonus shall be determined by the Committee in its sole discretion at or around the beginning of the Bonus Year. The On-Target Bonus will be a percentage of the Participant’s base salary actually earned during the Bonus Year. Those Performance Measures that are based on Company-wide metrics shall be set forth and defined on Exhibit A. Each individual Participant will be provided with a letter or a memo (a “Bonus Eligibility Notice”) that will set forth each Participant’s Performance Measures along with each Participant’s On-Target Bonus and will incorporate the terms of the Plan.
B.At the end of the Bonus Year, the Committee, in its sole discretion, will determine a Participant’s achievement of his/her Performance Measures. A Participant’s percentage achievement of his/her Performance Measures will determine the Payout Amount for which the Participant may be eligible, in the Committee’s sole discretion, as provided on Exhibit A.
C.If a Participant’s actual achievement of the Performance Measures is between two of the percentages (Threshold, Target and Maximum) indicated on Exhibit A, then the Payout shall be a percentage of the original On-Target Bonus set at the outset of the Bonus Year interpolated on a straight-line basis between the two closest tiers.
D.No On-Target Bonus or Payout Amount will be earned, due or payable for that portion which is determined with respect to a given Performance Measure, unless the Participant achieves the “Threshold” stated in Exhibit A (i.e. 90% or 95% depending on the metric) or in the Participant’s Bonus Eligibility Notice for that Performance Measure, to be determined by the Committee, in its sole discretion.
E.In the event that a Participant has two or more Performance Measures, the Committee shall in its sole discretion determine how the Payout Amount is calculated relative to each Performance Measure, and in total under the Plan.

Dynatrace FY 2023 Short-Term Incentive Plan

5.Eligibility. The On-Target Bonus and the Payout Amount do not represent entitlements, and a particular Participant’s On-Target Bonus and/or Payout Amount may be withheld, conditioned, amended or cancelled by the Committee at any time in its sole discretion. In order for an On-Target Bonus and/or Payout Amount to be considered earned, due and payable to the Participant, the Committee must determine that all conditions set forth in the Plan have been met.
6.Partial Year Eligibility. Except as the Committee may otherwise determine in its sole discretion, Participants must be employed by the Company
7. or its subsidiaries as of December 1 of the Bonus Year and remain continuously employed until the date of actual payment pursuant to Section 8 below to be eligible for an On-Target Bonus and/or Payout Amount. To the extent that a Participant becomes actively employed with the Company or its subsidiaries after the first day of a Bonus Year, any On-Target Bonus and/or Payout Amount shall be pro-rated based on the number of days for the Bonus Year the Participant was an active employee of the Company or its subsidiaries (or promoted) during such Bonus Year. This pro-rating shall apply equally to the extent that, after the first day of a Bonus Year, an employee an employee has a change in role impacting their STI participation percentage or eligibility, or if their On-Target Bonus is changed. See Section 11 for leaves of absence.
8.Interpretation. The Committee shall have the authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the eligibility for and amount of any Bonus paid under the Plan to any Participant.
9.Payment of Bonus. A Payout Amount is considered earned, due and payable to a Participant only once all conditions of this Plan have been met, including the following: the Committee has made a final determination that the Performance Measures have been met by the Participant in a percentage that results in a Payout Amount; the Committee has voted to pay the Payout Amount; the Audit Committee has approved the Company’s preliminary full-year financial statements for the Bonus Year; and the Participant is employed by the Company through and on the day that the Payout Amount is to be paid. All Payout Amounts are paid within 6 calendar months following the end of the Bonus Year, at a date to be determined by the Committee in its sole discretion. Bonuses are paid through the Company’s regular payroll process and all bonuses are subject to applicable tax withholdings.
10.Conduct of Business. No Payout Amount shall be earned, due or payable unless the Participant has at all times fully complied with the requirements of this Section 9.
A.Every Dynatrace employee eligible for awards under this Plan is expected to perform his/her job functions in a professional manner and in a way that reflects positively on Dynatrace.
B.All Participants must comply with all Company policies at all times, and abide by the Dynatrace Code of Conduct in all business activities. The Code of Conduct is subject to update from time to time. Each Participant may be asked periodically to review and reaffirm the Code of Conduct, and is expected to do so promptly.
C.The failure of a Participant to comply with Company policy or its Code of Conduct, or any action taken by a Participant to the detriment of Dynatrace or a customer or business partner, may result in forfeiture of all Payout Amounts.
D.Each Participant must fully comply with the terms of his or her employment agreement or other agreement relating to the terms of employment, or relating to the treatment of intellectual property and confidential information.
E.The rights with respect to any award granted pursuant to this Plan of each Participant who is subject to the Company’s Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under the Clawback Policy or any other Company clawback, forfeiture or recoupment policy as in effect from time to time, or (iii) any other agreement or arrangement with a Participant, or (iii) applicable law.
11.Payouts at Termination. Payout Amounts pending at the time of a Participant’s separation of employment for any reason can only be earned and payable if all requirements and conditions of this Plan are met prior to the time of separation and at the time of payment. Under no circumstances will any Payout Amount be earned by or paid to an employee who resigns for any reason or is terminated for fraud, falsifying documents, falsely certifying as to compliance or other matters, unethical conduct, criminal conduct, willful misconduct, gross negligence, malingering, refusal to perform as directed, sexual harassment, unlawful discrimination, conduct that harms or endangers other employees of the company or its customers or creates a hostile work environment, or for reasons within the meaning of “cause” in the applicable jurisdiction.
12.Leaves of Absence. In the event that a Participant takes or is put on leave of absence, the On-Target Bonus and eligibility for a Payout Amount may be paid, or eliminated entirely, or pro-rated according to the Participant’s period of active service during the Bonus Year, and will be reviewed on a case-by-case basis subject to the approval of the Committee. In order to be eligible for an On-Target Bonus and Payout Amount while Participant is on a leave of absence, the Participant must be considered to be in good standing at the time that the Participant first notifies the Company of his or her intent to take a leave of absence.  Examples of a Participant not in “good standing” include; Participant is (1) put on garden leave by the Company as part of a termination or disciplinary process; or (2) notified by the Company that the Company wishes for the Participant’s employment to terminate, or is on a performance plan, or is the subject of an investigation into the Participant’s conduct, or is

Dynatrace FY 2023 Short-Term Incentive Plan

the subject of a disciplinary process or investigation that could lead to termination; or (3) otherwise determined by the Committee in its sole discretion to be not in good standing.
13.Sections 9, 10 & 11 are subject to and may be superseded by the local laws of the country in which the Participant resides.
14.Amendment and Termination. The Committee reserves the right to amend or terminate the Plan at any time in its sole discretion.
15.Plan Funding. Any amounts which become payable under the Plan shall be paid from the general assets of the Company. No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company with respect to any Bonus under this Plan.
16.No Contract. This Plan does not constitute an agreement of employment, create a term of employment, or create any contractual obligations by Dynatrace or any of its subsidiaries, and nothing in the Plan is intended or shall be interpreted to confer upon the Participant any right to or expectation of continued employment or any entitlement to a bonus or any other payment under this Plan. To the maximum extent permitted by applicable law, every Dynatrace employee is an employee “at will”, meaning that the employee or Dynatrace may terminate the employment relationship at any time, with or without notice. This Plan is not to be interpreted as guaranteeing employment for any specified term, regardless of whether the Participant is meeting his or her Performance Measure(s). Achievement of Performance Measure(s) does not necessarily indicate acceptable job performance and shall have no bearing on the Company’s ability to terminate the Participant’s employment. For non-U.S. countries, if applicable, earnings under the Plan used in the calculation of bonuses shall also include all associated vacation benefits. The Participant further acknowledges that all bonuses paid under this Plan shall not be included in the calculation of vacation benefits.

Adopted by the Compensation Committee:    May 15, 2021, amended for FY 23 May 20, 2022.